As filed with the Securities and Exchange Commission on October 25, 2004

Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infinium Labs, Inc.

(Exact name of registrant as specified in its charter)

         Delaware                                            65-1048794

(State or other jurisdiction of                          (I.R.S. Employer

incorporation or organization)                            identification No.)

2033 Main Street, Suite 309

Sarasota, FL 34237

(Address of principal executive offices) (Zip Code)

2004 EXECUTIVE STOCK COMPENSATION PLAN

(full title of plan)

Timothy M. Roberts

2033 Main Street, Suite 309

Sarasota, FL 34237

(941) 917-0788

(Name, address, and telephone number of agent for service)

With a copy to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of Americas

New York, NY 10018

(212) 930-9700

                                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------

                        Proposed maximum      Proposed maximum

                        Amount to be          offering price       Aggregate offering    Amount of

Title of securities     Registered            per share*           Price                 Registration fee

to be registered

----------------------- --------------------- -------------------- --------------------- --------------------

Common Stock                 500,000           $0.27               $135,000.00              $17.10

($.0001 par value)

----------------------- --------------------- -------------------- --------------------- --------------------

* Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the over the counter bulletin board on October 25, 2004.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register 500,000 shares of common stock, $0.0001 par value per share, of Infinium Labs, Inc. with respect to a currently effective Registration Statement on Form S-8 relating to its 2004 Executive Stock Compensation Plan.

The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock to executive officers and directors of Infinium Labs, Inc.

Prospectus

Infinium Labs, Inc.

500,000 SHARES OF COMMON STOCK

issued pursuant to the

2004 Executive Stock Compensation Plan

This prospectus relates to the sale of up to 500,000 shares of common stock of Infinium Labs, Inc. offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to our 2004 Executive Stock Compensation Plan.  The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.  For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."  We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock trades on The Over-The-Counter Bulletin Board under the symbol "IFLB." On October 25, 2004, the closing sale price of the common stock was $0.27 per share.  The securities offered hereby are speculative and involve a high degree of risk and substantial dilution.  Only investors who can bear the risk of loss of their entire investment should invest.  See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

               The date of this prospectus is October 25, 2004.

TABLE OF CONTENTS

Page

Prospectus Summary

6

Risk Factors

7

Selling Stockholders

9

Plan of Distribution

10

Interests of Named Experts and Counsel

10

Incorporation of Certain Documents by Reference

10

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

11

Available Information

11

Prospectus Summary

Overview

Infinium Labs, Inc. is a development stage company, and as such has devoted most of its efforts since inception to developing its business plan and products.

We are marketing the first combination game console and broadband gaming network, “Phantom Game Console” and “PhantomNet VPGN”.  The console and network allows consumers to search, preview, purchase and play a large selection of interactive entertainment (video games) online. Infinium’s mission is to provide users with the ultimate gaming experience by developing a video game console and an online game service that provides on-demand access to an extensive selection of games and interactive entertainment via a broadband Internet connection.

Our principal offices are located at 2033 Main Street, Suite 309, Sarasota, Florida 34237, and our telephone number is (941) 917-0788.  We are a Delaware corporation.

This Offering

Shares of common stock outstanding prior to this offering…………… 102,857,160 as of October 18, 2004

Shares offered in this prospectus………………………….……….…..…… 500,000

Total shares outstanding after this offering ……………………...……. 103,357,160

Use of proceeds…………………………………………..  We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

Risk Factors

Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

Except for historical information, the information contained in this prospectus are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

Risks Related To Our Financial Results and Business

We may never become profitable and continue as a going concern because we have had losses since our inception.  We may never become profitable and continue as a going concern because we have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended December 31, 2003, we had a net loss of ($95,348).  For our fiscal quarter ended June 30, 2004, we had a net loss of ($11,382,256).  We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available you may experience significant additional dilution.

Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.  In their report dated February 19, 2004, our independent auditors have expressed doubt about our ability to continue as a going concern in our financial statements for the year ended December 31, 2003. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations, a stockholders' deficit, and requirement for a significant amount of capital financing to proceed with our business plan. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We may have to curtail our business if we cannot find adequate funding.   We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We need immediate funds and may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

-

we have no assets to pledge as security for the loan

-

we are in poor financial condition

-

we maybe viewed as a high market risk

As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could harm our business and the value of our common stock.

Our business operations will be harmed if we are unable to obtain additional funding.  Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2004. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the provision of our technology and products.

Risks Related To Our Common Stock

The market price of our common stock may decline because there are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price.  The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale, and the sale of these shares may depress the market price. As of October 18, 2004, we had approximately 102,857,160 shares of common stock issued and outstanding and outstanding options and warrants to purchase up to approximately 2,600,000 shares of common stock. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

Our common stock is subject to “Penny Stock” Rules.  The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

-

that a broker or dealer approve a person's account for transactions in penny stocks; and

-

the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

-

obtain financial information and investment experience objectives of the person; and

-

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

-

sets forth the basis on which the broker or dealer made the suitability determination; and

-

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Selling Stockholders

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders.  We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name	Number	Percent	Total Shares Offered	Number	Percent
Timothy M. Roberts	24,149,259	23.4%	300,000	23,849,259	23.2%

Kevin Bachus	1,400,000	1.4%	200,000	1,200,000	1.2%

* Less than one percent.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.  The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

Plan of Distribution

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on The Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on The Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise.  In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate.  Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.  Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders.  The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

Interests of Named Experts and Counsel

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018.

Information Incorporated by Reference

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus.  Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

*

Reference is made to the Registrant’s Form 8-Ks filed with the SEC on March 22, 2004 and September 24, 2004 (file no. 000-50535), which is hereby incorporated by reference.

*

Reference is made to the Registrant’s quarterly report on Form 10-QSB for the period ending March 31, 2004, as filed with the SEC on May 17, 2004 (file no. 000-50535), which is hereby incorporated by reference.

*

Reference is made to the Registrant’s quarterly report on Form 10-QSB for the period ending June 30, 2004, as filed with the SEC on August 23, 2004 (file no. 000-50535), which is hereby incorporated by reference.

*

The description of the Registrant’s common stock is incorporated by reference to the Registrant’s annual report on Form 10-KSB for the year ended December 31, 2003, as filed with the SEC on March 30, 2004, which is hereby incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents.  Written or oral requests for such copies should be directed to Gary Meringer.

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

Infinium’s Articles of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, a director or officer of Infinium shall not be personally liable to Infinium or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of Infinium's Articles of Incorporation, as amended, is to eliminate the right of Infinium and its shareholders (through shareholders' derivative suits on behalf of Infinium) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Infinium believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Infinium has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Additional Information Available to You

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC.  Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.  We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees.  You can call the SEC at 1-800-732-0330 for further information about the public reference room.  We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.  Our common stock is listed on The Over-The-Counter Bulletin Board.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful.  Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

------------------------

500,000 SHARES OF COMMON STOCK

------------------------

PROSPECTUS

_______________

October 25, 2004

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

*

Reference is made to the Registrant’s Form 8-Ks filed with the SEC on March 22, 2004 and September 24, 2004 (file no. 000-50535), which is hereby incorporated by reference.

*

Reference is made to the Registrant’s quarterly report on Form 10-QSB for the period ending March 31, 2004, as filed with the SEC on May 17, 2004 (file no. 000-50535), which is hereby incorporated by reference.

*

Reference is made to the Registrant’s quarterly report on Form 10-QSB for the period ending June 30, 2004, as filed with the SEC on August 23, 2004 (file no. 000-50535), which is hereby incorporated by reference.

*

The description of the Registrant’s common stock is incorporated by reference to the Registrant’s annual report on Form 10-KSB for the year ended December 31, 2003, as filed with the SEC on March 30, 2004, which is hereby incorporated by reference.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, 21st flr., New York, NY 10018.

Item 6.  Indemnification of Directors and Officers.

The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provided that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

EXHIBIT

NUMBER

EXHIBIT

4.1

2004 Executive Stock Compensation Plan

5.1

Opinion of Sichenzia Ross Friedman Ference LLP

23.1

Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1

23.2

Consent of Accountants

24.1

Power of Attorney (included in the Signature Page)

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarasota, State of Florida on October 25, 2004.

INFINIUM LABS, INC.

By:	/s/ Timothy M. Roberts
Timothy M. Roberts Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Timothy M. Roberts his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy M. Roberts Timothy M. Roberts	Chief Executive Officer and Chairman (Principal Executive Officer)	October 25, 2004

/s/ Terrance F. Taylor Terrance F. Taylor	Acting Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2004

/s/ Richard Angelotti Richard Angelotti	Director	October 25, 2004

EXHIBIT

NUMBER

EXHIBIT

4.1

2004 Executive Stock Compensation Plan

5.1

Opinion of Sichenzia Ross Friedman Ference LLP

23.1

Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

23.2

Consent of Auditors

24.1

Power of Attorney (included in the Signature Page).